Exhibit D

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor's Report dated February 4, 2019 relating to the balance sheet of Circle of Wealth Fund III LLC as of December 31, 2018, and the related statements of operations and changes in member's equity, and cash flows for the period then ended and the related notes to the financial statements.

Armanino LLP
San Ramon, California

May 31, 2019